EXHIBIT 23.1 b

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Bank United Corp.:

      We consent to incorporation by reference in the Registration Statement Nos. 333-19237, 333-37645, 333-75937, and 333-83797 on Form S-3 and Registration
Statement No. 333-42765 on Form S-8 of Bank United Corp. and its subsidiaries of our report dated October 26, 1999, relating to the consolidated statement of financial condition of Bank United Corp. and subsidiaries as of September 30, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the September 30, 1999, annual report on Form 10-K of Bank United Corp.






KPMG LLP

Houston, Texas
December 20, 1999